As filed with the Securities and Exchange Commission on October 25, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Greenfield Online, Inc.
(Exact name of registrant as specified in its charter)

Delaware	06-1440369

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
21 River Road
Wilton, CT 06897
(203) 834-8585
(Address of registrant’s Principal Executive Offices)

EMPLOYMENT AGREEMENT WITH ALBERT ANGRISANI
(Full title of the plan)

Albert Angrisani
President and Chief Executive Officer
Greenfield Online, Inc.
21 River Road
Wilton, CT 06897
(203) 834-8585
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)
Copies to:

Gary J. Kocher, Esq.
Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104
(206) 623-7580
Jonathan A. Flatow, Esq.
Vice President and General Counsel
Greenfield Online, Inc.
21 River Road
Wilton, CT 06897
(203) 834-8585

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered (1)	share (2)	price(2)	registration fee
Common Stock, par value $0.0001 per share	675,000 shares	$4.95	$3,341,250	$393.12

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”) that become issuable under the Employment Agreement dated September 28, 2005 by and between the registrant and Albert Angrisani (the “Employment Agreement”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s Common Stock.

(2)	Computed in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported by the Nasdaq National Market on October 21, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional Note to Part I of Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus has been omitted from this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     This Registration Statement covers 675,000 shares of Common Stock that have been authorized for issuance upon exercise of compensatory stock options (the “Options”) that may be granted to Albert Angrisani pursuant to the Employment Agreement filed herewith as Exhibit 99.1.
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Commission by the registrant are incorporated herein by reference:
(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
(b) The registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005.
(c) The registrant’s Current Reports on Form 8-K filed on January 4, 2005, January 19, 2005, January 26, 2005, February 9, 2005 (reporting information pursuant to Items 2.01, 3.02 and 9.01), February 14, 2005, April 7, 2005, April 25, 2005, May 5, 2005, May 12, 2005, May 13, 2005, May 25, 2005, June 22, 2005, August 2, 2005 and September 29, 2005 (reporting information pursuant to Items 1.01, 5.02 and 8.01).
(d) The description of the registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on April 21, 2004 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the registrant with the Securities and Exchange Commission (the “Commission”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents, other than information in the documents that is not deemed to be filed with the Commission. Unless specifically stated to the contrary, none of the information that the registrant discloses under Items 2.02 or 7.01 of any current report on Form 8-K that the registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
     A statement contained herein or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein, modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the registrant’s bylaws provide that: (1) it is required to indemnify its directors and officers for serving in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; (4) the registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by its board of directors or brought to enforce a right to indemnification; (5) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and (6) the registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents in these matters arising prior to such time.
     The registrant’s policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. The registrant has also obtained directors and officers insurance to insure such persons against certain liabilities.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits to this Registration Statement are listed in the Index to Exhibits on the page following the signature page to this Registration Statement.
Item 9. Undertakings.

(a) The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement;
provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to Commission by the Company pursuant to Section 13 or Sections 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, State of Connecticut, on the 25 day of October, 2005.
GREENFIELD ONLINE, INC.

By:	/s/ Albert Angrisani
Albert Angrisani
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan A. Flatow and Robert E. Bies, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933 this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on October 25, 2005.

Signature		Title

/s/	Albert Angrisani	President and Chief Executive Officer, Director

	Albert Angrisani	(Principal Executive Officer)

/s/	Robert E. Bies	Chief Financial Officer and Treasurer

	Robert E. Bies	(Principal Financial and Accounting Officer)

/s/	Peter Sobiloff	Director

Peter Sobiloff

/s/	Joel R. Mesznik	Director

Joel R. Mesznik

/s/	Joseph A. Ripp	Director

Joseph A. Ripp

/s/	Burton J. Manning	Director

Burton J. Manning

/s/	Lise J. Buyer	Director

Lise J. Buyer

/s/	Charles W. Stryker	Director

Charles W. Stryker

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 filed with the registrant’s Registration Statement on Form S-1 (File No. 333-114391))

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 filed with the registrant’s Registration Statement on Form S-1 (File No. 333-114391))

4.3
Amended and Restated Registration Rights Agreement, dated as of December 16, 2002, by and among Greenfield Online, Inc. and the stockholders listed therein (incorporated by reference to the exhibit of same number filed with the Registration Statement on Form S-1 (File No. 333-114391))

4.4
Amendment and Joinder, dated as of April 6, 2005 to the Amended and Restated Registration Rights Agreement dated December 16, 2002 among Greenfield Online, Inc. and the shareholders listed therein (incorporated by reference to Exhibit 10.48 of the registrant’s Current Report on Form 8-K filed with the Commission on April 7, 2005)

5.1	Opinion of Preston Gates & Ellis LLP

23.1	Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference)

99.1	Employment Agreement (incorporated by reference as Exhibit 10.56 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2005 )